Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investor Inquiries

Eric Sockol

TechTarget

781-657-1515

esockol@techtarget.com

TechTarget Files 8-K Following Receipt of Nasdaq Notice

Needham, MA — November 19, 2009 — Information technology (IT) media company TechTarget, Inc. (NASDAQ: TTGT) today reported that, on November 13, 2009, the Company received a Nasdaq Staff Deficiency letter indicating that it is not in compliance with the filing requirement under Nasdaq Marketplace Rule 5250(c)(1) due to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.  The Company currently anticipates making all necessary filings to become current in its reporting obligations as soon as practicable.  Pursuant to Nasdaq rules, the Company has until January 12, 2010 to submit a plan to the Nasdaq staff to regain compliance with Nasdaq’s filing requirement. The Company will endeavor to become current in its reporting obligations prior to such date, and intends to submit a compliance plan to Nasdaq if it is unable do so. Following any such submission, Nasdaq may provide the Company with up to 180 days from that initial delinquent filing (until May 10, 2010) to regain compliance.

About TechTarget

TechTarget, a leading online technology media company, gives technology providers ROI-focused marketing programs to generate leads, shorten sales cycles, and grow revenues. With its network of more than 60 technology-specific websites and more than 7.5 million registered members, TechTarget is a primary Web destination for technology professionals researching products to purchase. The company is also a leading provider of independent, peer and vendor content, a leading distributor of white papers, and a leading producer of webcasts, podcasts, videos and virtual trade shows for the technology market. Its websites are complemented by numerous invitation-only events. TechTarget provides proven lead generation and branding programs to top advertisers including Cisco, Dell, EMC, HP, IBM, Intel, Microsoft, SAP and Symantec.

(C) 2009 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.